  Exhibit 99.1
202 Pride Lane SW Decatur, AL 35603 (256) 350-3873 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2022 First Quarter Financial Results

Sustainable Performance Improvements Delivered as Growth Resumes in Industrial Segments,
Margins Remain Strong, and Cash Balances Improve

DECATUR, AL – June 9, 2021 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2022 first quarter ended April 30, 2021.

Fiscal 2022 First Quarter Financial Results Highlights
●
Net sales for 1Q22 of $34.1 million, compared with 1Q21 of $45.6 million and $36.9 million in 4Q21
o
COVID-19 demand contributed sales of approximately $4.4 million in 1Q22
o
Traditional industrial economic growth strengthening as COVID-19 related sales decline; international markets continue to outpace domestic growth
o
High Performance Wear, Fire and Woven product lines in 1Q22 increase over 1Q21 when PPE demand initially shifted to Disposables (and Chemical) garments for COVID-19
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Gross profit for 1Q22 of $14.4 million, compared with $22.1 million in 1Q21
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Gross margin as a percentage of net sales in 1Q22 was 42.2%, compared to 48.6% in 1Q21
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Operating expenses of $8.1 million in 1Q22, down from $9.8 million in 1Q21 and $8.8 million in 4Q21
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Operating profit of $6.2 million in 1Q22, compared with $12.4 million in 1Q21
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Net income of $4.6 million or $0.58/$0.57 per basic/diluted common share in 1Q22, from $8.6 million or $1.08/$1.07 per basic/diluted common share in 1Q21
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Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA)* of $7.1 million in 1Q22, compared with $12.9 million in 1Q21
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Capital expenditures for 1Q22 of $0.1 million, down from $0.2 million in 1Q21
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Solid current ratio of 7.8:1 at 4/30/21
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No shares were acquired in 1Q22 as part of the Company’s $5.0 million stock repurchase program

Performance Bolstered by Sustainable Improvements
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Investments in digital transformation: ERP, CRM and IT systems
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Operating leverage opportunities through fixed and variable cost benefits
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Improved working capital and cash management
Growth Strategy Advancements
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Cash of $60.3 million at 4/30/21, up by $7.7 million or 15% from beginning of fiscal year
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No debt at end of first quarter with up to $17.5 million available under credit facilities
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Filled newly created position for VP of Corporate Development
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Investments in IT and capacity expansion provide fixed cost absorption and margin enhancement opportunities

* EBITDA and Adjusted EBITDA are non-GAAP financial measures. Reconciliation is provided in the tables of this press release.

Management’s Comments

Charles D. Roberson, President and Chief Executive Officer of Lakeland Industries, stated, “Lakeland delivered a very strong fiscal 2022 first quarter that demonstrates the sustainability of our data-centric process improvements even as COVID-19-related demand has pulled back as expected. In fact, while we have been a major beneficiary of COVID-19 business conditions, we believe that it has masked value generated by the fundamental operational and organizational improvements the company has made.

“Prior to the onset of the global pandemic, we began a business transformation and put in place a 5-year growth plan that assumed successful implementation of our development plans. COVID-19 accelerated the pace of progress by approximately 1 year and in the process elevated our cash balance to over $60 million today. We expect continued free cash flow generation for the foreseeable future which factors in the elimination of all COVID-19 demand as early as the end of the present quarter. The critical elements of our plan include the strengthening of our leadership team, investing in capacity expansion and higher margin product development, and focusing on profit enhancement initiatives led by a new data-centric approach to planning and supporting our addressable markets.

“The strengthening of our leadership team has been well documented. From the boardroom, to the C-Suite, and even through middle management, we’ve made additions during the past 18 months that enable us to maximize our investments and grow organically and, now, inorganically. Most recently, we added our first Vice President for Corporate Development. This move is intended for Lakeland to put its sizeable cash position to work increasing shareholder value. The actionable elements of our plan are to utilize our manufacturing operations and data centric culture as the cornerstone of our ongoing success.

“Lakeland has always owned its manufacturing operations and is therefore fairly unique in the PPE industry. We have shown that with under $2 million in capital investments for production capacity expansions last year, we were able to increase revenues by approximately $50 million. Lakeland has tremendous operating leverage that is proving to be sustainable outside of black swan events. Parallel investments in IT systems have helped us become more efficient and more profitable, as evidenced by our gross margin improvement. Our gross margin as a percentage of sales has shown sustainability above 40%, a vast improvement from 35.2% in fiscal 2020 and 34.2% in fiscal 2019.

“With insights gained from our technology utilization, our focus on new customer acquisition over the last year have yielded more than 500 new buyers. These new buyers are showing significant loyalty in the first quarter of fiscal 2022, 68% of whom placed reorders in Q1 FY22. Overall, our ERP installation has only been a factor for our US operations which are now less than 50% of our consolidated revenues. As we implement the ERP system globally, we expect incremental benefits from the balance of our business.

“The timing of our investment in technology could not have been better. The current forecasts for economic growth, and the return of industrial demand in most major markets around the world, bode well for Lakeland to realize post-pandemic gains from increased market penetration, rationalization of our product lines and our emphasis on higher margin specialized protective apparel. Lakeland has already elevated its profitability levels where we have fixed overhead enabling us to flex production for even greater returns, as variable expenses are limited primarily to success-based sales commissions and freight costs. This is further confirmation of how actively managing expenses and driving costs out of the business through investments in technology and process improvements results in sustainability of our performance in a post-COVID business environment.

Beginning in Q4FY21, we began to see a decline in pandemic related sales and that trend has accelerated through Q1FY22. Because we sell through distribution and lack transparency as to the end users of our products, our evidence of this trend is largely empirical, yet still compelling. Since Q4FY21 we have not seen any raw materials supply issues relating to demand, in fact, though prices remain above pre-pandemic levels we have seen price reduction in raw materials that are indicative of declining global demand. Additionally, we are seeing increasing pricing pressures within the protective clothing market that suggest that supply has not only caught up to demand, but is now exceeding it, resulting in increased inventory levels throughout the supply chain. In Q1FY21 we also saw a significant decline in our direct container sales which further reinforces this belief.

“We anticipate that impact of COVID-19 on sales in the U.S., Canada, and Europe will be largely exhausted by the end of Q2FY21, leaving only lesser levels of pandemic demand in developing regions of the world like India, Vietnam, and some parts of South America. We believe that surge related demand will continue to decline in the second half of FY22 and will be largely over by the end of FY22. Lakeland has responded accordingly by scaling operational activities to address demand where it originates around the world and by accelerating our marketing efforts for the resumption of industrial economic growth which has been clearly evident over the past two quarters.

“We used COVID-19 to our advantage as a catalyst for transformation. At the end of the first quarter of fiscal 2022, we have demonstrated resiliency in our operations and sustainability of our financial performance. Continued investments in our IT systems, data-centric planning processes, and organic growth initiatives are expected to drive ongoing improvements in productivity, efficiencies, and profitability. These aspects of our business should be complemented by the inorganic growth opportunities, such as business acquisitions, that we are now pursuing or intend to pursue.”

Fiscal 2022 First Quarter Financial Results

Net sales were $34.1 million for the three months ended April 30, 2021, as compared to $45.6 million for the three months ended April 30, 2020 and $36.9 million for the fourth quarter of fiscal 2021 ended January 31, 2021.

On a consolidated basis for the first quarter of fiscal 2022, domestic sales were $15.7 million or 46% of total revenues and international sales were $18.4 million or 54% of total revenues. This compares with domestic sales of $23.1 million or 51% of the total and international sales of $22.5 million or 49% of the total in the same period of fiscal 2021, while fiscal fourth quarter 2021 domestic sales were $16.0 million or 43% of total revenues and international sales were $20.9 million or 57% of total revenues.

During fiscal 2021 the Company experienced significant growth in sales of disposable and chemical garments primarily relating to COVID-19 demand and as a result of cultivating new industrial customers who could not procure these products from incumbent manufacturers or their subcontractors. In addition, global economic activity picked up beginning with the Company’s third quarter of fiscal 2021 as many businesses, countries and industrial vertical markets eased earlier imposed temporary closures and lockdowns and due to a broader economic recovery. The economic recovery has intensified through the fiscal 2022 first quarter. As a result, certain product lines outside of disposable and chemicals and international segments contributed increases in year-over-year sales for the first quarter. Foreign exchange currency translations negatively impacted sales in the UK/Europe, Canada, and China as reported on a consolidated basis in U.S. dollars by approximately $0.2 million in the fiscal first quarter of 2022.

Gross profit of $14.4 million for fiscal 2022 first quarter decreased from $22.1 million for the same period of the prior year. Gross profit as a percentage of net sales was 42.2% for the fiscal 2022 first quarter as compared with 48.6% a year ago. Gross profit performance in the fiscal 2021 period benefited from higher volumes and related factory utilization, favorable pricing and product mix. The high gross margins as a percentage of sales in both periods continues to track above 40%. This sustained performance level reflects the successful execution of strategies to enhance profitability, particularly for new industrial customers, select price increases, growth in sales of new, higher margin products, manufacturing efficiencies and reduced product variations to isolate higher production runs on fewer garment lines. The Company’s increased production hours and limited product SKUs from the first quarter of fiscal 2021 began to ease in the fourth quarter of fiscal 2021 and have essentially been brought to a steady state by the end of the first quarter of fiscal 2022.

Lakeland reported operating profit of $6.2 million for the three months ended April 30, 2021, as compared to $12.4 million for the quarter ended April 30, 2020. Operating margins were 18.3% for the three months ended April 30, 2021, down from 27.1% for the first quarter of the prior fiscal year. In fiscal 2021, performance was primarily elevated due to the Company’s operating leverage on the higher revenues and gross margins which more than offset increases in sales commissions and freight out, and higher compensation tied in large part to the expanded workforce.

The Company reported net income of $4.6 million or $0.58 per basic and $0.57 per diluted share for the three months ended April 30, 2021, compared with $8.6 million or $1.08 per basic and $1.07 per diluted share in the prior year period.

As of April 30, 2021, Lakeland had cash and cash equivalents of approximately $60.3 million, up from $52.6 million at January 31, 2021. Accounts receivable at April 30, 2021 of $19.2 million was down from $21.7 million at January 31, 2021. Days sales outstanding was approximately 50 at April 30, 2021, a decline from 54 days at January 31, 2021. Accounts payable and accrued liabilities at April 30, 2021 was $13.2 million, as compared with $13.1 million at January 31, 2021. Working capital at April 30, 2021 was $112.7 million, up from $108.2 million at January 31, 2021. Lakeland’s $12.5 million revolving credit facility with an upsizing feature for an additional $5 million had no borrowings as of April 30, 2021, as the Company continues to have no debt.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern time today to discuss the Company’s fiscal 2022 first quarter financial results. The conference call will be hosted by Charles D. Roberson, President and Chief Executive Officer, and Allen E. Dillard, Chief Financial Officer. Investors can listen to the call by dialing 877-407-8033 (Domestic) or 201-689-8033 (International). For a replay of this call through June 16, 2021, dial 877-481-4010 (Domestic) or 919-882-2331 (International), Pass Code 41641.

About Lakeland Industries, Inc.:
We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. In addition to the United States, sales are made to more than 50 foreign countries, the majority of which were into China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries, Inc.	Darrow Associates
256-445-4000	512-551-9296
Allen Dillard	Jordan Darrow
aedillard@lakeland.com	jdarrow@darrowir.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

(tables follow)

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
($000’s Except Share Information)

ASSETS	April 30,	January 31,
	2021	2021
Current assets
Cash and cash equivalents	$60,322	$52,596
Accounts receivable, net of allowance for doubtful accounts of $873 and $700 at April 30, 2021 and January 31, 2021, respectively	19,184	21,702
Inventories	43,881	43,833
Prepaid VAT and other taxes	2,302	1,343
Other current assets	3,462	4,134
Total current assets	129,151	123,609
Property and equipment, net	9,437	9,819
Operating leases right-of-use assets	2,230	2,347
Deferred tax assets	2,913	2,839
Prepaid VAT and other taxes	329	329
Other assets	118	112
Goodwill	871	871
Total assets	$145,049	$139,925
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,267	$7,397
Accrued compensation and benefits	3,259	3,902
Other accrued expenses	2,660	1,793
Income tax payable	2,315	1,534
Current portion of operating lease liabilities	956	768
Total current liabilities	16,457	15,394
Long-term portion of operating lease liabilities	1,212	1,613
Total liabilities	17,669	17,007
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	----	-----
Common stock, $0.01 par; authorized 20,000,000 shares Issued 8,542,235 and 8,498,457; outstanding 8,032,993 and 7,984,518 at April 30, 2021 and January 31, 2021, respectively	86	85
Treasury stock, at cost; 509,242 shares	(5,023)	(5,023)
Additional paid-in capital	76,656	76,781
Retained earnings	57,328	52,687
Accumulated other comprehensive loss	(1,667)	(1,612)
Total stockholders' equity	127,380	122,918
Total liabilities and stockholders' equity	$145,049	$139,925

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
($000’s Except Share Information)

	Three Months Ended April 30,
	2021	2020
Net sales	$34,092	$45,582
Cost of goods sold	19,706	23,438
Gross profit	14,386	22,144
Operating expenses	8,148	9,774
Operating profit	6,238	12,370
Other income (expense), net	(12)	6
Interest expense	(1)	(17)
Income before taxes	6,225	12,359
Income tax expense	1,584	3,725
Net income	$4,641	$8,634
Net income per common share:
Basic	$0.58	$1.08
Diluted	$0.57	$1.07
Weighted average common shares outstanding:
Basic	7,989,215	7,972,423
Diluted	8,143,805	8,044,849

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation to GAAP Results

	Three Months Ended April 30,
	2021	2020

Net sales	$34,092	$45,582
Year over year change	(25.2)%	84.66%
Gross profit	14,386	22,144
Gross profit %	42.2%	48.6%
Operating expenses	8,148	9,774
Operating expenses as a percentage of sales	23.9%	21.4%
Operating profit	6,238	12,370
Operating profit as a percentage of sales	18.3%	27.1%
Other income (expense), net	(12)	6
Interest expense	(1)	(17)
Income before taxes	6,225	12,359
Income tax expense	1,584	3,725
Net income	$4,641	$8,634
Weighted average shares for EPS-Basic	7,989,215	7,972,423
Net income per share	$0.58	$1.08
Operating profit	$6,238	$12,370
Depreciation and amortization	499	453
EBITDA	6,737	12,823
Stock-based compensation	336	163
Adjusted EBITDA	$7,073	12,986
Cash paid for taxes (foreign)	1,152	861
Capital expenditures	135	194
Free cash flow	$5,786	$11,931

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation of Non-GAAP Results

	Three Months Ended April 30,
	2021	2020

Net Income to EBITDA
Net Income	$4,641	$8,634
Interest	(1)	(17)
Taxes	1,584	3,725
Depreciation and amortization	499	453

Other income (expense)	(12)	6
EBITDA	$6,737	$12,823
EBITDA to Adjusted EBITDA
(excluding non-cash expenses)
Equity compensation	$336	$163

Adjusted EBITDA	$7,073	$12,986

Cash paid for taxes (foreign)	1,152	861
Capital expenditures	135	194
Free cash flow	$5,786	$11,931